EXHIBIT 99.1

Summit Midstream Partners, LP 1790 Hughes Landing Blvd, Suite 500 The Woodlands, TX 77380

Summit Midstream Partners, LP Announces Execution of Precedent Agreement

with XTO Energy Inc. for Firm Transportation Capacity on Double E Pipeline

-	SMLP executes a precedent agreement with XTO for up to 500,000 dth/d of firm transportation capacity for ten years on Double E Pipeline
-	SMLP executes option agreement with Exxon Mobil Corporation giving ExxonMobil the right to acquire up to a 50% equity interest in Double E Pipeline
-	SMLP expects to launch a binding open season in August 2018 for up to an additional 500,000 dth/d of firm transportation capacity on Double E Pipeline
-	SMLP expects to make a final investment decision on the Double E Pipeline and to provide an update on its financing plans after the binding open season

The Woodlands, Texas (July 27, 2018) – Summit Midstream Partners, LP (NYSE: SMLP) announced today that it has executed a precedent agreement with XTO Energy Inc. (“XTO”), a wholly owned subsidiary of Exxon Mobil Corporation (“ExxonMobil”), and one of the largest leaseholders and most active producers in the northern Delaware Basin, to become a Foundation Shipper on SMLP’s Double E Pipeline project (“Double E”).  XTO has committed to firm transportation capacity on Double E under a 10-year take-or-pay agreement which increases to 500,000 dekatherms per day (“dth/d”).

SMLP and ExxonMobil have also executed an equity option agreement, which provides ExxonMobil or an affiliate the right to become an equity partner in Double E.

Double E is designed to provide firm interstate natural gas transportation service from various receipt points in the Delaware Basin, in New Mexico and Texas, to various delivery points around the Waha Hub.  SMLP will lead the development, permitting and construction of the project and will operate Double E upon commissioning, which is expected to occur in 2021.

Steve Newby, President and Chief Executive Officer, commented, “Today’s announcement deepens and further strengthens our relationship with XTO and broadens SMLP’s service offering for XTO in the Delaware Basin.  Double E Pipeline will support the full production potential of acreage in the northern Delaware Basin.  In addition to its long-term volume commitment on Double E, we are encouraged by ExxonMobil’s interest in an option for equity participation in Double E.”

SMLP expects to launch a binding open season in August 2018 for 500,000 dth/d of additional firm capacity on Double E.  At the conclusion of the binding open season, SMLP will outline its final scope, cost estimate and timeline for bringing the Double E Pipeline project in service. SMLP continues to expect that, based on shipper interest received to date, the initial throughput capacity of the Double E Pipeline will total in excess of 1.0 billion cubic feet per day.

SMLP has received significant interest from other potential shippers regarding volume commitments and equity participation in the project.  Also, several financial parties have expressed interest in equity participation and alternative financing structures to fund SMLP’s portion of the project.  SMLP is currently evaluating these alternatives.

EX 99.1-1

EXHIBIT 99.1

About Summit Midstream Partners, LP

SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States.  SMLP provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in five unconventional resource basins: (i) the Appalachian Basin, which includes the Marcellus and Utica shale formations in West Virginia and Ohio; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado and Utah; and (v) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming.  SMLP is in the process of developing new gathering and processing infrastructure in a sixth basin, the Delaware Basin, in New Mexico.  SMLP also owns substantially all of a 40% ownership interest in Ohio Gathering, which is developing natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in The Woodlands, Texas, with regional corporate offices in Denver, Colorado, Atlanta, Georgia, Pittsburgh, Pennsylvania and Dallas, Texas.

About Summit Midstream Partners, LLC

Summit Midstream Partners, LLC (“Summit Investments”) beneficially owns a 35.2% limited partner interest in SMLP and indirectly owns and controls the general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments is a privately held company controlled by Energy Capital Partners II, LLC, and certain of its affiliates. An affiliate of Energy Capital Partners II, LLC directly owns an 8.1% limited partner interest in SMLP.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results.  An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2017 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2018, and as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Contact:  Marc Stratton, Senior Vice President and Treasurer, 832-608-6166, ir@summitmidstream.com

SOURCE: Summit Midstream Partners, LP

EX 99.1-2